Exhibit 10.1

WISCONSIN ENERGY CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

As Amended and Restated as of December 9, 2002

WISCONSIN ENERGY CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Plan (the "Wisconsin Energy Corporation Supplemental Executive Retirement Plan"), succeeds to and constitutes an amendment and restatement of the Wisconsin Energy Corporation Supplemental Executive Retirement Plan, effective January 1, 1996; such amendment and restatement is effective as of December 9, 2002. All the provisions of this amended and restated Plan shall apply to all active employee Participants. Retired Participants will continue to receive the benefits under the provisions applicable at the time of their retirement. Capitalized terms used in the Plan which are not defined in the text are defined in Appendix A.

I) Purpose and Objective

This Plan is intended to be a "top hat plan" under the provisions of the Employee Retirement Income Security Act of 1974, as amended.

The objective of this Plan is to also provide an incentive to attract and retain key employees in the service of Wisconsin Energy Corporation (the "Company") and/or its subsidiaries by providing them with supplemental retirement benefits which are payable, except for the change in control provisions in this Plan, only if they remain in the service of Company and/or its subsidiaries until they die or retire or become disabled.

II) Participation

1) Definition of a "Participant"

The term "Participant" as used in this Plan refers to any key employee of the Company and/or its subsidiaries who is designated for participation in the Plan by the Chief Executive Officer of the Company, the Company's Board of Directors (the "Board") or the Compensation Committee of the Board (the "Committee") and who has not been removed from the Plan pursuant to Paragraph (2) below. An employee can be designated as a "Participant" for Benefit A, for Benefit B, the Disability Benefit or any combination of these benefits described by this Plan.

2) Removal of a Participant

A Participant may be removed from the Plan at any time by the Chief Executive Officer of the Company, the Board or the Committee, provided no such removal may eliminate or reduce any benefits which are protected under Article XI in the event of termination of this Plan.

III) Vesting

A Participant becomes Vested in the benefits outlined in Article IV under the provisions of this Plan upon attaining age 60. A Participant who leaves service prior to age 60 may become Vested in the benefits outlined in Article IV with the approval of the Chief Executive Officer, the Board or the Committee and will be deemed Vested upon the commencement of such benefits.

IV) Amount of Supplemental Executive Retirement Benefit

Eligible Participants may receive either or both of the following described supplemental pension benefits:

1) Supplemental Pension Benefit A provides a "make whole" supplemental executive pension. This amount will be calculated as if it were held in a defined contribution account (the "Account Balance") for credit to the Participant under the WE Retirement Account Plan. This Account Balance is a lump sum amount that increases each year as additional amounts are credited in two ways: a benefit credit and an interest credit.

Benefit Credit: For each calendar year in which an employee is a Plan Participant, starting as early as 1995, the Participant's Account Balance will be credited with at least 5% of his/her Pension Eligible Earnings for the year, reduced by the amount credited to the cash balance account under the WE Retirement Account Plan applicable to the Participant for the year. This addition to the account is called the Benefit Credit.

A Participant's Benefit Credit for a year will be between 5% and 7% of the Pension Eligible Earnings for the year less the amount credited to his/her cash balance account under the WE Retirement Account Plan. The actual percentage of the Benefit Credit will be the same percentage (the "Relevant Percentage") as is determined for the WE Retirement Account Plan for that year.

If a Participant terminates employment during the year, a Benefit Credit of Relevant Percentage of the Participant's Pension Eligible Earnings to date for the year less the amount credited to the cash balance account under the WE Retirement Plan for the same time period will be credited to his or her Account Balance. To be eligible for a Benefit Credit of more than 5% for any year, the Participant must be actively employed on December 31 of that year.

Interest Credit: For each calendar year, the Participant's Account Balance will receive an interest credit equal to a certain percentage of his or her Account Balance at the beginning of the year. This interest credit will be guaranteed at a minimum of 4%, but the actual percentage will be the same percentage that has been applied to the WE Retirement Account Plan for that year. If the Participant did not have an Account Balance at the beginning of the year, the Account Balance will not receive an interest credit at the end of the year. If the Participant has a distribution from his or her Account Balance, either in whole or in part (through an annuity) before December 31, an Interest Credit will be granted on such distribution for the year of 1/12 of 4% for each month prior to the commencement of payment. Interest credits cease with the commencement of payment.

Participants who were actively employed by the Company and/or its subsidiaries on December 31, 1995 and who were covered on that date under the WE Retirement Account Plan are eligible for determination of Supplemental Pension Benefit A under a grandfathered minimum benefit basis (the "Benefit A Grandfather Alternative"), as detailed in Appendix B.

2) Supplemental Pension Benefit B provides Participants with a life annuity of 10% of the monthly average of the Participant's Pension Eligible Earnings received from the Company and/or its subsidiaries during whichever period of 36 consecutive months produces the highest monthly average. The monthly average of Pension Eligible Earnings during such 36 month period includes the monthly average of (i) any performance award determined under the Company's Short-Term Performance Plan or any other plan as designated by the Board, calculated as of the date of determination as if then paid in full as base salary, and (ii) any amounts of base salary that would have been paid to the Participant during such 36-month period but are not paid because of deferral elections made by the Participant under a savings or other deferred compensation plan.

V) Form of Payment

Supplemental Pension Benefits A (including the Benefit A Grandfather Alternative) and B will be paid commencing at the same time as the benefit payable to the Participant under the WE Retirement Account Plan in life annuity form to unmarried Participants and in a 50% joint and survivor annuity form to married Participants. However, notwithstanding any other provision of this Plan, a Participant may at any time prior to the commencement of benefits under this Plan make a written request to the Chief Executive Officer of the Company, the Board, or the Committee for payment of any benefits under this Plan in any of the forms allowed under the WE Retirement Account Plan and such party may, in his or its sole and absolute discretion, grant or deny such request. If such request is for a lump sum and such request is granted, the Supplemental Pension Benefit A, if determined without reference to the Benefit A Grandfather Alternative, shall be equal to the Account Balance; the Supplemental Pension Benefit B and Benefit A Grandfather Alternative lump sum forms shall be the actuarial equivalent of a life annuity for the life of the Participant commencing at the later of the Participant's current age or age 60, but actuarial equivalency determined for this purpose by using the 36 Month Average Rate and mortality table referenced in Article VII (with such 36 Month Average Rate to be calculated as of the last business day of the month prior to the month in which the benefit under the Plan is to be paid). Notwithstanding the foregoing, each of Messrs. Richard Abdoo, Paul Donovan and Richard Grigg shall have a one-time opportunity, within the 30 day period after the adoption of the amendment to this Plan adding a reference to the 36 Month Average Rate, to file a written irrevocable election with the Company not to have such 36 Month Average Rate apply and instead to have the prior interest rate provisions contained in this Article V and Article VIII of this Plan as the same appeared prior to such amendment apply.

VI) Death Benefit

Each Participant from time to time may designate any person or persons to receive such benefits as may be payable under the Plan upon or after the Participant's death, and such designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed in writing with the Company during the Participant's lifetime. If the Participant has failed to designate a beneficiary, or if the beneficiary predeceases the Participant, benefits as may be payable under the Plan will be paid to the Participant's estate.

1) Death Benefits Respecting Benefit A

Supplemental Pension Benefit A (including the Benefit A Grandfather Alternative) will be payable in a life annuity form to any designated beneficiary who is a natural person or in a lump sum form to the estate (or to any beneficiary which is not a natural person) of a Participant upon the death of such Participant (whether before or after age 60) while in the service of the Company or any of its subsidiaries before retirement. However, notwithstanding any other provisions of this Plan, a beneficiary who is a natural person may at any time prior to the commencement of benefits under this Plan make a written request to the Chief Executive Officer of the Company, the Board, or the Committee for payment of benefits under this Plan in any of the forms allowed under the WE Retirement Account Plan and such party may, in his or its sole and absolute discretion, grant or deny such request. If such request is for an alternative annuity benefit form and such request is granted, the alternative annuity form shall be the actuarial equivalent of a life annuity for the life of the Participant commencing immediately, with actuarial equivalency determined for this purpose by using the interest rate and mortality tables then in use for determining optional forms of annuity under the WE Retirement Account Plan and reflecting the age of the beneficiary as of the benefit commencement date. If such request is for a lump sum and such request is granted, if the death benefit is determined without reference to the Benefit A Grandfather Alternative, such lump sum shall be equal to the Account Balance; if the death benefit is determined with reference to the Benefit A Grandfather Alternative, such lump sum shall be the actuarial equivalent of a life annuity for the life of the Participant commencing on the later of the Participant's age at death or the date when the Participant would have attained age 60, with actuarial equivalency determined for this purpose by using the interest rate and mortality table referenced in Article VII (with such interest rate to be that in effect on the last business day of the month prior to the date of death). If a Participant dies after the commencement of the receipt of monthly benefits under this Plan, whether any payments continue thereafter will depend on the form of payment such Participant has elected prior to their commencement of receipt of benefits.

2) Death Benefits Respecting Benefit B

If a Participant dies (whether before or after age 60) while in the service of the Company or any of its subsidiaries before payments of Supplemental Pension Benefit B commence, the beneficiary or beneficiaries designated by the Participant shall become entitled to receive a lump sum amount equal to the actuarial equivalent of a life annuity for the life of the Participant commencing on the later of the Participant's age at death or the date when the Participant would have attained age 60, with actuarial equivalency determined for this purpose by using the interest rate and mortality table referenced in Article VII (with such interest rate to be that in effect on the last business day of the month prior to the month in which the benefit under this Plan is to be paid).

VII) Payments Upon Change in Control

For purposes of this Article VII, a "Change in Control" with respect to the Company shall mean the occurrence of any of the following events, as a result of one transaction or a series of transactions:

1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding the Company its affiliates and any qualified or nonqualified plan maintained by the Company or its affiliates) becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under such Act), directly or indirectly, of securities of the Company representing more than 20% of the combined voting power of the Company's then outstanding securities;

2) individuals who constitute a majority of the Board immediately prior to a contested election for positions on the Board cease to constitute a majority as a result of such contested election;

3) the Company is combined (by merger, share exchange, consolidation, or otherwise) with another corporation and as a result of such combination, less than 60% of the outstanding securities of the surviving or resulting corporation are owned in the aggregate by the former shareholders of the Company;

4) the Company sells, leases, or otherwise transfers all or substantially all of its properties or assets not in the ordinary course of business to another person or entity; or

5) the Board determines in its sole and absolute discretion that there has been a Change in Control of the Company.

These Change in Control provisions shall apply to successive Changes in Control on an individual transaction basis.

Upon the occurrence of a Change in Control, then notwithstanding any other provision of this Plan, the Company shall promptly cause to be paid to each active and retired Participant or beneficiary receiving benefits under this Plan a lump sum amount equal to the then present value of all benefits then accrued under this Plan, calculated using (i) an interest rate equal to a 36 consecutive month (or shorter period, as explained in the next sentence) average, using the rates as of the last business day of each month starting with January 31, 2002 (the "Month End Rate"), of the five year United States Treasury Note yields (the "36 Month Average Rate") in effect ending with the Month End Rate immediately prior to the month in which a Change in Control event described in subparagraphs (1) through (5) above has occurred as such yield is reported in the Wall Street Journal or comparable publication, and (ii) the mortality table used for purposes of determining lump sum amounts then in use under the qualified defined benefit plan of the Company or its subsidiaries applicable to the Participant. Prior to January 31, 2004, the 36 Month Average Rate shall mean only the average of the Month End Rates which have occurred since January 31, 2002, even though less than 36. Such payments shall be made without regard to whether the Participant's employment with the Company or any of its subsidiaries is continuing. However, if the Participant in fact so continues and this Plan continues, appropriate provisions shall be made so that any subsequent payments made from this Plan are reduced to reflect the value of such lump sum payments.

VIII) Government Regulations

It is intended that the Plan will comply with all applicable laws and governmental regulations, and the Company and/or its subsidiaries shall not be obligated to perform an obligation hereunder in any case where, in the opinion of the Company's counsel, such performance would result in violation of any law or regulation. All amounts payable under this Plan shall be subject to all applicable withholding taxes.

IX) Nonassignment

No benefit(s) under the Plan, nor any other interest hereunder of any Participant or beneficiary shall be assignable, transferable, or subject to sale, mortgage, pledge, hypothecation, anticipation, garnishment, attachment, execution, or levy of any kind.

X) Provision of Benefits

The Company may establish a grantor trust (a "rabbi trust") to serve as a vehicle to hold such contributions as the Company may choose to make to prefund its obligation for benefits hereunder, but the trust shall be designed so that all assets therein are subject to the claims of the creditors of the Company or any of its subsidiaries which have used such rabbi trust in the event of insolvency, consistent with the provisions of Revenue Procedure 92-64. Notwithstanding the existence of such grantor trust, the Plan shall remain an unfunded plan. A Participant's rights to benefits under the Plan shall be those of an unsecured creditor of the Company and/or its subsidiaries.

XI) Termination or Modification of Plan

The Board or the Committee shall have the right to terminate or modify this Plan for specific individuals at any time and from time to time, provided that no such action may eliminate or reduce or change the time or manner of payment of any benefits which: (i) have already become payable to any Participant or beneficiary; or (ii) would have become payable to any Participant or beneficiary without the Board's, the Committee's or the Chief Executive Officer's approval under the terms of Article III hereof if such Participant had retired immediately before such action is taken. The Chief Executive Officer may also make amendments to this Plan at any time, consistent with the authority delegated to the Chief Executive Officer by the Board regarding such amendments.

XII) Claim Procedures

A Participant or beneficiary (a 'Claimant') may file a written request for benefits or claim with the Company under the Plan. In the event of any dispute with respect to such a claim, the following claim procedures shall apply:

1) The Company, acting as the administrator for this Plan, shall notify the Claimant within 90 days of receipt by the Company of a written claim of its allowance or denial, unless the Claimant receives written notice from the Company prior to the end of the initial 90-day period indicating that special circumstances require an extension of time for decision. A written notice of decision shall be provided to the Claimant and if the claim is denied in whole or in part, the notice shall contain the following information: the specific reasons for the denial; specific reference to pertinent provisions of the Plan on which the denial is based; if applicable, a description of any additional material information necessary to perfect the claim and an explanation of why such information is necessary; and an explanation of the claim review procedure.

2) A Claimant is entitled to request a review of any denial of his/her claim by the Board or the Committee. The request for review must be submitted in writing within 60 days of mailing of notice of the denial. Absent a request for review within the 60-day period, the claim will be deemed to be conclusively denied. The Claimant or his/her representative shall be entitled to review all pertinent documents, and to submit issues and comments orally and in writing. The Board or Committee shall render a review decision in writing, within 60 days after receipt of a request for a review, provided that, in special circumstances the Board or Committee may extend the time for decision by not more than 60 days upon written notice to the Claimant. The Claimant shall receive notice of the separate review decision of the Board or Committee, together with specific reasons for the decision and reference to the pertinent provisions of this Plan.

3) The Company as the administrator of this Plan shall have full and complete discretionary authority to determine eligibility for benefits, to construe the terms of the Plan and to decide any matter presented through the claims review procedure. Any final determination by the Company shall be binding on all parties. If challenged in court, such determination shall not be subject to de novo review and shall not be overturned unless proven to be arbitrary and capricious upon the evidence considered by the Company at the time of such determination.

XIII) Miscellaneous

1) The Chief Executive Officer, the Board or the Committee may establish, amend or rescind from time to time rules and regulations which are necessary or desirable in connection with the Plan. The Chief Executive Officer may not act on any matter involving his own participation in this Plan. The Company shall have the right to withhold from any amounts payable under this Plan any taxes or other amounts required to be withheld by any governmental authority.

2) Every person receiving or claiming payments under this Plan shall be conclusively presumed to be mentally competent until the date on which the Company receives a written notice, in form and manner acceptable to it, that such person is incompetent and that a guardian, conservator, or other person legally vested with the care of such person's estate has been appointed. In the event a guardian or conservator of the estate of any person receiving or claiming payments under this Plan shall be appointed by a court of competent jurisdiction, payments may be made to such guardian or conservator provided that proper proof of appointment and continuing qualification is furnished in a form and manner acceptable to the Company. Any such payment so made shall be a complete discharge of any liability therefor.

3) Participation in this Plan, or any modifications thereof, or the payment of any benefits hereunder, shall not be construed as giving to the Participant any right to be retained in the service of the Company or its subsidiaries, limiting in any way the right of the Company or its subsidiaries to terminate the Participant's employment at any time, evidencing any agreement or understanding, express or implied, that the Company or its subsidiaries will employ the Participant in any particular position or at any particular rate of compensation and/or guaranteeing the Participant any right to receive a salary increase in any year, such increase being granted only at the sole discretion of the Compensation Committee of the Board.

4) The Company, or its subsidiaries, or their Boards of Directors or any committees thereof, or any officer or director of the Company or its subsidiaries or any other person shall not be liable for any act or failure to act hereunder, except for fraud.

5) This Plan shall be governed by and construed in accordance with the laws of the State of Wisconsin, to the extent not preempted by federal law, without reference to conflicts of law principles.

APPENDIX A

DEFINITIONS:

VESTED: The Participant has an enforceable legal right to receipt of the benefits described in this Plan. Participants become Vested in their Supplemental Executive Retirement Benefit when they reach age 60 (or in Mr. R.A. Abdoo's case, age 58 and if his actual retirement occurs at or after age 58 but prior to age 60, he shall be deemed to be age 60 for purposes of all calculations respecting Supplemental Provision Benefits A and B hereof), or when prior to age 60 (or in Mr. R.A. Abdoo's case, age 58) with the approval of the Chief Executive Officer and the Board of Directors of the Company, the Participant retires and commences receipt of benefits. A Participant becomes Vested in the Disability Benefits after such payments of the benefits have commenced. Vesting also occurs upon the occurrence of a Change in Control as defined in Article VII.

PENSION ELIGIBLE EARNINGS: Established base salary for assigned responsibilities including payments for absences, without regard for any limitations imposed by the Internal Revenue Code on benefits or compensation and including any amounts of base salary that would have been paid to the Participant, but were not paid because of deferral elections made by the Participant under a savings or other deferred compensation plan, and including the total of any incentive performance award determined under the Company's Short-Term Performance Plan or other short-term plan which has been approved by the Board for inclusion into Pension Eligible Earnings for this Plan. Amounts of base salary and annual incentive will be calculated without regard to any amounts deferred from such base salary or annual incentive compensation.

WE RETIREMENT ACCOUNT PLAN: The Wisconsin Electric qualified defined benefit retirement plan, a cash balance pension plan, as amended and restated effective as of January 1, 1996, as amended from time to time.

APPENDIX B

GRANDFATHERED MINIMUM BENEFITS FOR PARTICIPANTS WHO ON DECEMBER 31, 1995 WERE BOTH ACTIVELY EMPLOYED BY THE COMPANY AND COVERED UNDER THE WE RETIREMENT ACCOUNT PLAN

A Participant who was actively employed by the Company on December 31, 1995 and who was then covered by the WE Retirement Account Plan and who continued as an active employee of the Company until his or her commencement of benefits under this Plan, shall be eligible for the Benefit A Grandfather Alternative. The Benefit A Grandfather Alternative will be equal to the greater of (x) or (y), where:

(x) is the benefit that would have accrued for such Participant under the provisions of the special formula minimum retirement income grandfather sections (the "Grandfathered Benefit Provisions") of the WE Retirement Account Plan, if the WE Retirement Account Plan were administered using all Pension Eligible Earnings as defined in this Plan, less the amount of the qualified pension benefit that such Participant would be actually entitled to receive were the Grandfathered Benefit Provisions of the WE Retirement Account Plan applied, and

(y) is the benefit that would have accrued for such Participant under the provisions of the cash balance formula of the WE Retirement Account Plan, if the WE Retirement Account Plan was administered using all Pension Eligible Earnings as defined in this Plan, less the amount of the qualified benefit that such Participant would be actually entitled to receive under the cash balance formula of the WE Retirement Account Plan were such formula applied.

Credited service and Pension Eligible Earnings after December 31, 2010, will not be used to calculate this Benefit A Grandfather Alternative, but existing early retirement reductions based upon the Participant's age and service applicable to the Grandfathered Benefit Provisions will continue in accordance with the terms of the WE Retirement Account Plan.

An example of the Benefit A Grandfather Alternative is as follows:

Assume the Participant actually receives a cash payment at retirement from the WE Retirement Account Plan of $380,000. At the time the Participant receives that benefit, calculations are made to convert the formula (x) benefit above into a lump sum amount that is the actuarial equivalent of a life annuity for the life of the Participant commencing at the later of age 60 or the Participant's age at benefit commencement. This is accomplished in three steps. First, the portion of the formula (x) benefit calculated using all Pension Eligible Earnings is multiplied by the early retirement reduction factor as determined under the WE Retirement Account Plan. Secondly, the resulting benefit is converted into a lump sum actuarial equivalent ($1,450,000 in the illustration below) of the life annuity form described above, with actuarial equivalency determined for this purpose by using the interest rate and mortality table referenced in Article VIII (with such interest rate to be that in effect on the last business day on the month prior to payment), Thirdly, the value of the lump sum to which the Participant would actually be entitled under the WE Retirement Account were the Grandfathered Benefit Provisions applied is subtracted ($350,000 in the illustration below) to obtain the formula (x) net lump sum amount ($1,100,000 in the illustration below). Calculations are also made under formula (y) which compare the lump sum account balance that would have been generated for the Participant using all Pension Eligible Earnings under the regular cash balance formula of the WE Retirement Account Plan ($520,000 in the illustration below) with the actual lump sum account balance that would be payable to the Participant were the regular cash balance formula applied ($380,000 in the illustration below). The following comparisons result:

1) WE Retirement Account Plan:

(a) Cash Balance Formula $380,000
(b) Grandfather Formula 350,000

2) SERP Benefit A Grandfather Alternative, calculated under:

(a) Cash Balance Formula $ 520,000
(b) Grandfather Formula 1,450,000

3) Actual SERP Benefit A Grandfather is $1,100,000, which is the greater of 2(a) - 1(a) [$140,000] or 2(b) - 1(b) [$1,100,000].